                                                                    EXHIBIT 11.1
                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (in thousands, except per share amounts)
                                  (Unaudited)

                                                                        Three Months          Nine Months
                                                                     Ended September 30    Ended September 30
                                                                     ------------------    ------------------
                                                                      1996       1997       1996        1997

PRIMARY EARNINGS PER SHARE CALCULATION:
-----------------------------------------------------------
Net Income                                                          $1,763     $2,127     $4,286      $6,418

Weighted average number of common stock and common stock equivalents outstanding:

  Weighted average number of shares outstanding                      5,246      5,250      3,353       5,250

  Common stock equivalents applicable to warrants                       42         42         42          42

  Common stock equivalents issuable under stock option plans           111        152         37         162
                                                                ---------------------------------------------
  Common stock and common stock equivalents                          5,399      5,444      3,432       5,454
                                                                =============================================

Earnings per share                                                   $0.33      $0.39      $1.25       $1.18
                                                                =============================================




FULLY DILUTED EARNINGS PER SHARE CALCULATION:
-----------------------------------------------------------
Net Income                                                          $1,763     $2,127     $4,286      $6,418

Weighted average number of common stock and common stock equivalents outstanding:

  Weighted average number of shares outstanding                      5,246      5,250      3,353       5,250

  Common stock equivalents applicable to warrants                       42         42         42          42

  Common stock equivalents issuable under stock option plans           144        161         50         176
                                                                ---------------------------------------------
  Common stock assuming full dilution                                5,432      5,453      3,445       5,468
                                                                =============================================

Earnings per share - fully diluted (1)                               $0.32      $0.39      $1.24       $1.17
                                                                =============================================

(1) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.